Exhibit 10.3
TRIANGLE CAPITAL CORPORATION
EXECUTIVE OFFICER
RESTRICTED SHARE AWARD AGREEMENT
     THIS RESTRICTED SHARE AWARD AGREEMENT (this “Agreement”) is made and entered into as of the ___day of                     , 20___(the “Grant Date”), between Triangle Capital Corporation, a Maryland corporation (the “Company”), and                      (the “Employee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Triangle Capital Corporation Amended and Restated 2007 Equity Incentive Plan.
     WHEREAS, in accordance with an order of the Securities and Exchange Commission (“SEC”) dated March 18, 2008 (Release No. 28196) granting certain exemptive relief to the Company regarding the issuance of restricted stock under and in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”), as well as the approval of the Company’s Board of Directors (the “Board”) on February 6, 2008 and the approval of Company’s stockholders on May 7, 2008, the Company has adopted the Triangle Capital Corporation Amended and Restated 2007 Equity Incentive Plan (the “Plan”), which permits the issuance of restricted shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”);
     WHEREAS, the Company and Employee entered into that certain employment agreement dated                      (as may be amended from time to time, the “Employment Agreement”);
     WHEREAS, subject to and in accordance with the terms and conditions of this Agreement and the Plan, the Company desires to grant to Employee, shares of Common Stock in connection with and as consideration for Employee’s various services to and for the benefit of the Company.
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1. Grant of Restricted Shares.
     (a) The Company hereby grants to the Employee an award (the “Award”) of ___ shares of Common Stock of the Company (the “Shares” or the “Restricted Shares”) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.
     (b) The Employee’s rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the restrictions shall lapse in accordance with the terms hereof.
2. Terms and Rights as a Stockholder.
     (a) Except as provided herein and subject to such other exceptions as may be determined by the Board (or a committee thereof, composed solely of independent directors,

appointed by the Board to administer the Plan, the “Committee”) in its discretion, the Restricted Shares granted herein shall vest in four (4) equal, annual installments commencing on the first anniversary of the Grant Date (each such anniversary a “Vesting Date” and the period between the Grant Date and the applicable Vesting Date is the “Restricted Period”).
     (b) The Employee shall have all rights of a stockholder with respect to the Restricted Shares, including the right to receive dividends and the right to vote such Shares, subject to the following restrictions:
(i)	the Employee shall not be entitled to delivery of the stock certificate for any Shares until the Vesting Date as to such Shares;

(ii)	none of the Restricted Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of prior to the applicable Vesting Date; and

(iii)	except as otherwise determined by the Board or the Committee at or after the grant of the Award hereunder, any of the Restricted Shares as to which the Restricted Period has not expired shall be forfeited, and all rights of the Employee to such Shares shall terminate, without further obligation on the part of the Company, unless the Employee remains in the continuous employment of the Company or a Subsidiary for the entire Restricted Period relating to such Restricted Shares, as the case may be.
     Any Shares, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Restricted Shares shall be subject to the same restrictions, terms and conditions as such Restricted Shares.
     (c) Notwithstanding the foregoing, the Restricted Period shall automatically terminate as to all Restricted Shares awarded hereunder (as to which such Restricted Period has not previously terminated) upon the occurrence of the following events:
(i)	termination of the Employee’s employment with the Company or any Subsidiary which results from the Employee’s death or Disability (as defined in the Plan);

(ii)	the occurrence of a Change in Control (as defined in the Plan);

(iii)	termination of the Employee’s employment with the Company or any Subsidiary for Good Reason (as such term is defined in the Employment Agreement); or

(iv)	termination of the Employee’s employment with the Company or any Subsidiary for any reason other than for “cause” (as such term is defined in the Employment Agreement).
3. Termination of Restrictions. Upon the expiration or termination of the Restricted Period as to any portion of the Restricted Shares, or at such earlier time as may be determined by the

Board or the Committee, all restrictions set forth in this Agreement or in the Plan relating to such portion of the Restricted Shares shall lapse as to such portion of the Restricted Shares, and a stock certificate for the appropriate number of Shares shall be delivered to the Employee or the Employee’s beneficiary or estate, as the case may be, pursuant to the terms of this Agreement.
4. Delivery of Shares.
     (a) As of the date hereof, certificates representing the Restricted Shares shall be registered in the name of the Employee and held by the Company or transferred to a custodian appointed by the Company for the account of the Employee subject to the terms and conditions of the Plan and shall remain in the custody of the Company or such custodian until their delivery to the Employee or Employee’s beneficiary or estate as set forth in Section 4(b) and Section 4(c) hereof or their reversion to the Company as set forth in Section 2(b) hereof.
     (b) Certificates representing Restricted Shares in respect of which the Restricted Period has lapsed pursuant to this Agreement shall be delivered to the Employee as soon as practicable following the date on which the restrictions on such Restricted Shares lapse.
     (c) Certificates representing Restricted Shares in respect of which the Restricted Period lapsed upon the Employee’s death shall be delivered to the executors or administrators of the Employee’s estate as soon as practicable following the receipt of proof of the Employee’s death satisfactory to the Company.
     (d) Each certificate representing Restricted Shares shall bear a legend in substantially the following form:
THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE TRIANGLE CAPITAL CORPORATION AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN (THE “PLAN”) AND THE RESTRICTED SHARE AWARD AGREEMENT (THE “AGREEMENT”) BETWEEN THE OWNER OF THE RESTRICTED SHARES REPRESENTED HEREBY AND TRIANGLE CAPITAL CORPORATION (THE “COMPANY”). THE RELEASE OF SUCH SHARES FROM SUCH TERMS AND CONDITIONS SHALL BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE PLAN AND THE AGREEMENT, COPIES OF WHICH ARE ON FILE AT THE COMPANY.
5. Effect of Lapse of Restrictions. To the extent that the Restricted Period applicable to any Restricted Shares shall have lapsed, the Employee may receive, hold, sell or otherwise dispose of such Shares free and clear of the restrictions imposed under the Plan and this Agreement.
6. Adjustments. The Board (or the Committee) shall make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, this Award in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.5 of the Plan) affecting the Company, any Subsidiary or Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations, or accounting principles, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
7. Amendment to Award. Subject to the restrictions contained in the Plan, the Board or the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination which would adversely affect the rights of the Employee or any holder or beneficiary of the Award shall not to that extent be effective without the consent of the Employee, holder or beneficiary affected.
8. Taxes; Section 83(b) Election; Tax Consequences.
     (a) Employee shall be responsible for the timely payment of all taxes imposed upon Employee as a result of the Award and vesting of the Restricted Shares, whether federal or state.
     (b) The Employee may, but is not required to, elect to apply the tax rules of Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to the issuance of the Restricted Shares. If the Employee makes an affirmative election under Section 83(b) of the Code, the Employee must notify the Company in writing within 30 days after making such election.
     (c) Neither the Company nor any Subsidiary makes any commitment or guarantee that any federal or state tax treatment will apply or be available to the Employee under this Agreement.
9. Withholding of Taxes. Company shall have the right to (i) make deductions from the number of Shares otherwise deliverable upon satisfaction of the conditions precedent under this Restricted Share Agreement (and other amounts payable under this Restricted Share Agreement) in an amount sufficient to satisfy withholding of any federal, state or local taxes required by law, or (ii) take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations.
10. No Employment or Service Contract. Nothing in this Agreement shall confer upon Employee any right to continue in the service of the Company (or any Subsidiary employing or retaining Employee) for any period of time or interfere with or restrict in any way the rights of the Company (or any Subsidiary employing or retaining Employee) or Employee, which rights are hereby expressly reserved by each, to terminate the employee status of Employee at any time for any reason whatsoever, with or without cause, subject to the provisions of any employment agreement between the Company and Employee.
11. Plan Governs. The Employee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

12. Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Board or the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or, if it cannot be construed or deemed amended without, in the determination of the Board or the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.
13. Notices. Any notice required in connection with this Agreement shall be given in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid) or telecopied to the recipient at the following addresses or to such other address as either party may provide in writing from time to time.

To the Company:	Triangle Capital Corporation
3600 Glenwood Avenue, Suite 104
Raleigh, North Carolina 27612
Attn: Garland S. Tucker III

To the Employee:	The address then maintained with respect to the Employee in the Company’s records.
14. Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Maryland without giving effect to conflicts of laws principles.
15. Employee Undertaking. Employee hereby agrees to take whatever additional action and execute whatever additional documents the Company may, in its judgment, deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either Employee or the Shares pursuant to the express provisions of this Agreement.
16. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Employee’s legal representatives. All obligations imposed upon the Employee and all rights granted to the Company under this Agreement shall be binding upon the Employee’s heirs, executors, administrators and successors.
17. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Board or the Committee. Any determination made hereunder shall be final, binding and conclusive on the Employee and the Company for all purposes.
18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties have caused this Restricted Share Award Agreement to be duly executed effective as of the day and year first above written.

TRIANGLE CAPITAL CORPORATION

By:

Name:	Garland S. Tucker III
Title:	Chief Executive Officer and President

EMPLOYEE:

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